Exhibit 99.1

Magma Announces Proposed $150 Million Convertible Subordinated Note Offering and Simultaneous Convertible Note Hedge and Warrant Transactions

CUPERTINO, Calif., May 15, 2003—Magma Design Automation Inc. (Nasdaq: LAVA), a provider of chip design solutions, announced today that it intends to offer, subject to market and other conditions, approximately $150 million aggregate principal amount of its Convertible Subordinated Notes due 2008 through an offering within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The number of shares issuable upon conversion of the notes is to be determined by negotiations between the company and the initial purchaser of the notes.

The company stated that it expects to grant the initial purchaser a 13-day option to purchase up to an additional $30 million principal amount of notes.

The company intends to use a portion of the proceeds for the net cost of entering into convertible note hedge and warrant transactions with the initial purchaser with respect to its common stock to limit potential dilution from conversion of the notes. The company plans to use the balance of the net proceeds of the offering for repurchases of shares of its common stock and for other general corporate purposes. Pending such uses, the company intends to invest the net proceeds in investment grade obligations and interest-bearing money market instruments.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

About Magma

Magma software is used to design fast, multimillion-gate integrated circuits, providing the “Fastest Path from RTL to Silicon”™ to enable chip designers to reduce the time required to produce complex ICs. Magma’s products for prototyping, synthesis, and place & route provide a single executable for RTL-to-GDSII chip design. The company’s Blast Create™, Blast Fusion™, Blast Fusion APX™, Blast Plan™ and Blast Noise® products utilize Magma’s proprietary FixedTiming® methodology and single data model architecture to reduce the timing-closure iterations often required between the logic and physical processes in conventional IC design flows.

Magma maintains headquarters in Cupertino, Calif., as well as sales and support facilities in Silicon Valley, Los Angeles, Orange County and San Diego, Calif.; Boston, Mass.; Durham, N.C.; Austin and Dallas, Texas; Newcastle, Wash.; and in Canada, China, France, Germany, India, Israel, Japan, Korea, the Netherlands, Taiwan and the United Kingdom. The company’s stock trades on Nasdaq under the ticker symbol LAVA. Visit Magma Design Automation on the Web at www.magma-da.com.

Blast Fusion, Blast Noise, FixedTiming and Magma are registered trademarks and Blast Create, Blast Fusion APX, Blast Plan and “Fastest Path from RTL to Silicon” are trademarks of Magma Design Automation. All other product and company names are trademarks and registered trademarks of their respective companies.

FORWARD-LOOKING STATEMENTS:

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to, Magma’s ability to keep pace with rapidly changing technology and its products’ ability to produce desired results. Further discussion of these and other potential risk factors may be found in Magma’s Form 10-Q for the quarter ended December 31, 2002 and filed with the Securities and Exchange Commission (“SEC”) on February 7, 2003, and from time to time in Magma’s SEC reports. These forward-looking statements speak only as of the date hereof. Magma disclaims any obligation to update these forward-looking statements.